Exhibit 99.1

FOR IMMEDIATE RELEASE

The InterGroup Corporation Regains Compliance with Nasdaq Continued Listing Requirements

Los Angeles, CA – September 18, 2025 – The InterGroup Corporation (NASDAQ: INTG) (the “Company”) today announced that it has received a letter from The Nasdaq Stock Market, LLC (“Nasdaq”) confirming that it has regained compliance with Nasdaq Listing Rule 5550(b)(2) (the “Market Value of Listed Securities Rule”).

As previously disclosed, Nasdaq had notified the Company in November 2024 that it was not in compliance with the Market Value of Listed Securities Rule, which requires listed companies to maintain a market value of listed securities of at least $35 million. On September 17, 2025, Nasdaq confirmed that, as of September 15, 2025, the Company demonstrated compliance for 11 consecutive business days, thereby satisfying the rule.

As a result, the matter is now closed, and the Company’s common stock will continue to be listed and traded on The Nasdaq Capital Market under the ticker symbol “INTG”.

“We are very pleased to have regained compliance and should be able to continue our listing on Nasdaq,” said John V. Winfield, Chairman of the Board, President and Chief Executive Officer. “InterGroup remains focused on executing its strategy and delivering long-term value for its shareholders.”

About The InterGroup Corporation

The InterGroup Corporation is a Delaware corporation formed in 1985. The Company’s business is real estate investment, including ownership and operation of apartment buildings, a hotel, and other income-producing properties, as well as securities and other investments.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company’s business, financial condition, and prospects. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Contact:

Investor Relations

The InterGroup Corporation

1516 S. Bundy Drive, Suite 200

Los Angeles, CA 90025

Tel: (310) 889-2500